     PREMIERWEST BANCORP ANNOUNCES FIRST QUARTER EARNINGS

MEDFORD, OR – April 22, 2008: PremierWest Bancorp (NASDAQ – PRWT) announced net income of $1,803,000 for the quarter ended March 31, 2008. Earnings per share on a fully diluted basis were $0.08, reflecting an additional 5,357,426 shares issued as of January 26, 2008, for the acquisition of Stockmans Financial Group.

John Anhorn, Chief Executive Officer, stated, “Earnings are not at an acceptable level largely as a result of an additional $3.1 million provision for loan loss that we accrued during the first quarter in conjunction with our ongoing credit review procedures. Earnings were also affected by the Federal Reserve’s unprecedented, abrupt 200 basis point drop in interest rates in January 2008. We are maintaining a clear focus on restoring our profitability to a level consistent with our expectations for a high performance bank, and we continue to maintain a stable core deposit base and grow quality credits in all of our service areas. With the addition of five Stockmans’ Bank branches, our total assets climbed to $1.5 billion at the end of the first quarter of 2008.” Anhorn continued, “Achieving core growth in today’s economic environment requires astute management. Our experienced team of bankers has successfully worked through challenging economic environments in the past and will, I am confident, succeed in growing deposits, loans and earnings as we move forward.”

CREDIT QUALITY

Non-performing assets totaled $24.8 million at March 31, 2008, an increase of $9.4 million when compared to $15.4 million in non-performing assets at December 31, 2007, which included $7.0 million in non-performing assets previously identified, and acquired with the merger of Stockmans into PremierWest on January 26, 2008. The increase in non-performing loans this quarter is a result of both the acquisition of Stockmans and the placement of two credits on non-accrual during the quarter. Approximately $22.1 million or 90.1% of the non-performing assets are attributable to three borrowing relationships in separate markets. The largest of these relationships is comprised of two purchased participation loans secured with approved residential lots in the greater Sacramento, California area. PremierWest purchased a minority position from two separate institutions, each with a national presence. The $5.0 million credit was reported as non-performing with the December 31, 2007 earnings release, and based on a September 2007 appraisal was not considered “impaired” at December 31, 2007. The related $7.3 million credit was placed on non-accrual status during the first quarter of 2008, at which time a new appraisal was obtained from the lead bank. The properties securing these two credits are contiguous; and while management believes little or no loss will ultimately be incurred, a reserve for impairment was established for both credits based on both the new appraisal obtained for the larger credit and the uncertainty of the ultimate realizable value for the properties. The second relationship consists of a $3.1 million credit secured with Class A commercial office space in the Portland, Oregon area. The credit is well secured with a loan to value ratio of less than 50% and also has a substantial second lien behind our position. The borrower and contractor are in a dispute and payments are not current. No loss is expected on this credit. The third relationship consists of two loans acquired with the merger of Stockmans in January of this year. The relationship is secured with undeveloped property in the Bakersfield and Oroville, California markets and was discussed in detail during our pre-merger due diligence of Stockmans. Stockmans established an adequate reserve for this loan prior to the merger closing, consistent with normal credit review procedures and internal policies.

At March 31, 2008, our Allowance for Loan Losses totaled $20.3 million, representing 1.61% of total loans. The $8.8 million increase in the Allowance during the quarter was primarily comprised of a $3.1 million provision charge against earnings, $183,000 in net recoveries and $5.6 million of Allowance acquired with the Stockmans Financial Group merger.

Jim Ford, President, stated, “We continue to work aggressively at reducing our non-performing loan balances, while actively pursuing previously charged-off loans, as evidenced by the $183,000 in net recoveries this most recent quarter. As John stated earlier, we are extremely confident in our ability to successfully work through these credits with positive results and are focused on doing so.” Ford continued, “Most importantly, we remain focused on providing great service and growing profitable customer relationships throughout our service territory.”

NET INTEREST MARGIN

Net interest income totaled $15.1 million for the quarter ended March 31, 2008, up from $13.8 million for the previous quarter. The Company’s tax adjusted net interest margin for the quarter ended March 31, 2008 was 4.99%, compared to 5.41% for the quarter ended December 31, 2007. The decline in the net interest margin is attributable to multiple factors: including an abrupt 200 basis point general decline in interest rates during the first quarter of 2008, the inclusion of Stockmans’ results beginning January 26, 2008 and the reversal of approximately $318,000 of interest related to loans placed on non-accrual. Stockmans reported net interest margin for the quarter ended December 31, 2007 at 4.18% versus PremierWest’s net interest margin of 5.41 % for the same quarter.

DEPOSIT & LOAN GROWTH

Gross outstanding loans at March 31, 2008 totaled $1.26 billion, an increase of $237.3 million or 23.2% when compared to the previous quarter’s loan totals of $1.02 billion. Loan growth for the quarter was $20.9 million or 8.2% annualized absent the $216.4 million in gross loans attributable to the Stockmans’ acquisition.

Total deposits amounted to $1.23 billion at March 31, 2008, an increase of 39.3% or $347.1 million when compared to the same quarter in 2007, of which $300.5 million of deposits were acquired with the merger of Stockmans Bank on January 26, 2008. Non interest bearing balances totaled $235.3 million or 19.1% of total deposits. The change in the mix of non interest bearing deposits when comparing the quarter ended March 31, 2008, to the immediately preceding quarter is the result of the merger of Stockmans deposit base and a normal seasonal decline in non interest bearing balances at PremierWest branches. Rich Hieb, Senior Executive Vice President and Chief Operating Officer, stated, “Non interest bearing balances historically have experienced a decline during first quarter periods, generally rebounding in the second and third quarters”. Hieb continued, “Competition for core deposits is intense, and we continue to focus on establishing and maintaining comprehensive relationships with our customers. Core deposit accounts continue to grow as our newer locations gain traction and we do a better job of introducing our People doing Business with People approach to banking.” Core deposit accounts were in excess of 65,000 at March 31, 2008. The Stockmans’ acquisition comprises approximately 9,000 of our total accounts.

CAPITAL

During the second quarter of 2007 the Company announced the adoption of a share Repurchase Plan, which allowed for the repurchase of up to 1,000,000 million shares of PremierWest common stock. During the most recent quarter ended March 31, 2008, the Company repurchased 40,800 shares at an average cost of $10.66 per share. Since adoption of the Plan, a total of 125,600 shares have been repurchased at an average cost of $11.90. John Anhorn commented, “Preservation of capital and our ability to maintain a steady dividend program are important elements in growing both the PremierWest franchise and the value of our shareholders’ investment in PremierWest. As we move forward growing PremierWest, we will continue to focus on maintaining a well capitalized position”. At March 31, 2008, PremierWest was “Well Capitalized” as measured by regulatory standards, and we intend to meet or exceed these standards as we grow our franchise in the future.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(Unaudited)
EARNINGS AND PER SHARE DATA					For the three
					months ended
					December 31
For the Three Months Ended March 31	2008	2007	Change	% Change	2007	Change	% Change

Interest income	$ 22,955	$19,360	$3,595	18.6%	$21,218	$1,737	8.2%
Interest expense	7,871	6,018	1,853	30.8%	7,416	455	6.1%

Net interest income	15,084	13,342	1,742	13.1%	13,802	1,282	9.3%
Provision for possible loan losses	3,075	200	2,875	1437.5%	186	2,889	1553.2%
Non-interest income	2,283	2,010	273	13.6%	2,200	83	3.8%
Non-interest expense	11,524	9,704	1,820	18.8%	9,785	1,739	17.8%

Pre-tax income	2,768	5,448	(2,680)	-49.2%	6,031	(3,263)	-54.1%
Provision for income taxes	965	2,080	(1,115)	-53.6%	2,281	(1,316)	-57.7%

Net income	$1,803	$3,368	$(1,565)	-46.5%	$3,750	$(1,947)	-51.9%

Basic earnings per share	$0.08	$0.19	(0.11)	-57.9%	$0.22	$(0.14)	-63.6%

Diluted earnings per share	$0.08	$0.18	(0.10)	-55.6%	$0.20	$(0.12)	-13.6%

Average shares outstanding--basic	20,863,469	17,028,077	3,835,392	22.5%	16,992,672	3,870,797	22.8%
Average shares outstanding--diluted	22,308,394	18,535,087	3,773,307	20.4%	18,426,102	3,882,292	21.1%

SELECTED FINANCIAL RATIOS
(annualized)
				For the three
				months ended
For the Three Months Ended March 31	2008	2007	Change	December 31, 2007	Change

Yield on average gross loans (1)	7.69%	8.64%	(0.95)	8.32%	(0.63)
Yield on average investments (1)	4.00%	5.17%	(1.17)	4.91%	(0.91)
Total yield on average earning assets (1)	7.58%	8.60%	(1.02)	8.28%	(0.70)
Cost of average interest bearing deposits	3.25%	3.42%	(0.17)	3.62%	(0.37)
Cost of average borrowings	5.36%	5.77%	(0.41)	5.20%	0.16
Cost of average total deposits and borrowings	2.71%	2.75%	(0.04)	2.98%	(0.27)
Cost of average interest bearing liabilities	3.34%	3.51%	(0.17)	3.72%	(0.38)
Net interest spread	4.24%	5.09%	(0.85)	4.56%	(0.32)
Net interest margin (1)	4.99%	5.94%	(0.95)	5.41%	(0.42)

Net (charge-offs) recoveries to average loans	0.02%	-0.01%	0.03
Allowance for loan losses to loans	1.61%	1.16%	0.45
Allowance for loan losses to non-performing loans	82.25%	462.84%	(380.59)
Non-performing loans to total loans	1.95%	0.25%	1.70
Non-performing assets to total assets	1.69%	0.22%	1.47

Return on average equity	4.18%	11.53%	(7.35)	11.68%	(7.50)
Return on average assets	0.52%	1.35%	(0.83)	1.32%	(0.80)

Efficiency ratio (2)	66.36%	63.21%	3.15	61.15%	5.21

Notes:
(1)	Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS

(All amounts in 000's, except per share data)
(Unaudited)

BALANCE SHEET					Balance Sheet
At March 31	2008	2007	Change	% Change	at December 31, 2007	Change	% Change

Fed funds sold and investments	$ 38,672	$ 8,819	$ 29,853	338.5%	$ 18,576	$ 20,096	108.2%

Gross loans	1,261,614	927,651	333,963	36.0%	1,024,288	237,326	23.2%
Allowance for loan losses	(20,264)	(10,724)	(9,540)	89.0%	(11,450)	(8,814)	77.0%

Net loans	1,241,350	916,927	324,423	35.4%	1,012,838	228,512	22.6%
Other assets	187,125	107,127	79,998	74.7%	126,547	60,578	47.9%

Total assets	$ 1,467,147	$ 1,032,873	$ 434,274	42.0%	$ 1,157,961	$ 309,186	26.7%

Non-interest-bearing deposits	$ 235,293	$ 190,033	$ 45,260	23.8%	$ 199,941	$ 35,352	17.7%
Interest-bearing deposits	994,851	692,990	301,861	43.6%	735,374	259,477	35.3%

Total deposits	1,230,144	883,023	347,121	39.3%	935,315	294,829	31.5%
Borrowings	31,281	19,476	11,805	60.6%	83,491	(52,210)	-62.5%
Other liabilities	16,986	10,670	6,316	59.2%	11,480	5,506	48.0%
Stockholders' equity	188,736	119,704	69,032	57.7%	127,675	61,061	47.8%

Total liabilities and stockholders' equity	$ 1,467,147	$ 1,032,873	$ 434,274	42.0%	$ 1,157,961	$ 309,186	26.7%

Period end shares outstanding (1)	23,475,042	18,198,678	5,276,364	29.0%	18,157,421	5,317,621	29.3%
Book value per share	$ 8.04	$ 6.58	$ 1.46	22.2%	$ 7.03	1.01	14.4%
Tangible book value per share	$ 4.93	$ 5.35	$ (0.42)	-7.9%	$ 5.79	(0.86)	-14.9%

Allowance for loan losses:
Balance beginning of period	$ 11,450	$ 10,877	$ 573	5.3%	$ 10,877	$ 573	5.3%
Balance-sheet reclassification (2)	-	(255)	255	-100.0%	(255)	255	-100.0%
Finance Portfolio purchased (3)	-	-	-	nm	436	(436)	-100.0%
Acquired from Stockmans Bank merger	5,556	-	5,556	nm	-	5,556	nm
Provision for loan losses	3,075	200	2,875	1437.5%	686	2,389	348.3%
Net (charge-offs) recoveries	183	(98)	281	nm	(294)	477	-162.2%

Balance end of period	$ 20,264	$ 10,724	$ 9,540	89.0%	$ 11,450	$ 8,814	77.0%

Non-performing assets:
Non-performing loans	$ 24,637	$ 2,317	$ 22,320	963.3%	$ 8,426	$ 16,211	192.4%
Real estate owned	205	-	205	0.0%	-	205	0.0%

Total non-performing assets	$ 24,842	$ 2,317	$ 22,525	972.2%	$ 8,426	$ 16,416	194.8%

Notes:
(1)	Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 101.292 to 1 for a total of 1,169,925 common shares.
(2)	Amount reclassifed from the allowance for loan losses to other liabilities in accordance with Financial Accounting Standard No. 5. The amount reclassifed represents the off-balance sheet credit exposure related to unfunded commitments to lend and letters of credit.
(3)	Amount resulting from the purchase of a consumer finance loan portfolio on June 29,2007.

					For the three
AVERAGE BALANCE SHEET					months ended
For the Three Months Ended March 31	2008	2007	Change	% Change	December 31, 2007	Change	% Change

Average fed funds sold and investments	$ 36,644	$ 11,772	$ 24,872	211.3%	$ 9,291	$ 27,353	294.4%
Average loans, gross	1,186,600	904,650	281,950	31.2%	1,012,850	173,750	17.2%
Average total assets	1,383,294	1,014,884	368,410	36.3%	1,125,272	258,022	22.9%
Average non-interest-bearing deposits	218,987	189,977	29,010	15.3%	195,462	23,525	12.0%
Average interest-bearing deposits	909,499	671,224	238,275	35.5%	740,054	169,445	22.9%
Average total deposits	1,128,486	861,201	267,285	31.0%	935,516	192,970	20.6%
Average total borrowings	39,309	25,038	14,271	57.0%	50,549	(11,240)	-22.2%
Average stockholders' equity	173,692	118,424	55,268	46.7%	127,372	46,320	36.4%